CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2022, relating to the financial statements and financial highlights of Grant Park Multi Alternative Strategies Fund, a series of Northern Lights Fund Trust, for the year ended September 30, 2022, and to the references to our firm under the headings “Consolidated Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 24, 2023